UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 27, 2007
Connecticut Water Service, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Connecticut

(State or Other Jurisdiction of Incorporation)

0-8084	06-0739839

(Commission File Number)	(IRS Employer Identification No.)

93 West Main Street, Clinton, Connecticut	06413-0562

(Address of Principal Executive Offices)	(Zip Code)
860-669-8630

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-99.1: ASSET PURCHASE AGREEMENT
EX-99.2: ASSET PUTCHASE AGREEMENT
EX-99.3: JOINT PRESS RELEASE

Item 1.01	Entry into a Material Definitive Agreement
     On June 29, 2007, Connecticut Water Service, Inc. (“CWS”) announced that its principal operating subsidiary, The Connecticut Water Company (“CWC”) and its unregulated subsidiary, New England Water Utility Services, Inc. (“NEWUS”) have entered into definitive purchase agreements to acquire the regulated water utility assets of Eastern Connecticut Regional Water Company, Inc. (“Eastern”) and the unregulated assets of Birmingham H20 Services Inc. (“H20”). Eastern, H20 and Birmingham Utilities, Inc. (“Birmingham”) are wholly-owned subsidiaries of BIW Ltd. (AMEX: BIW), a water utility holding company (“BIW”) based in Ansonia, Connecticut.
     Under the terms of the two Asset Purchase Agreements, CWC and NEWUS will pay Eastern and H20 an aggregate of $3.5 million in cash to acquire the water utility assets of Birmingham’s Eastern Division and the service contracts pursuant to which H20 operates certain third party water systems located in [Eastern] Connecticut. Birmingham’s Eastern Division is based in Ansonia, Connecticut and provides water services to approximately 2,200 customers in 16 towns in Eastern Connecticut.
     These asset purchase transactions are an integral part of the planned sale of Birmingham’s Ansonia, Derby and Seymour, CT water utility operations to the South Central Connecticut Regional Water Authority (“RWA”), which is discussed below.
     Under the asset purchase agreement between CWC and Eastern, CWC will pay $3,490,000 in cash for the water utility assets of Birmingham’s Eastern Division and Eastern will make monthly payments to CWC of approximately $28,000 for a period of two years following the asset purchase, to offset the operating losses estimated to be incurred by CWC in operating Eastern’s water utility operations during the two-year period. These payments will be reduced if CWC seeks and obtains rate increases for the customers of Eastern’s water utility during the two-year period. The Eastern asset purchase is subject to the approval of the Connecticut Department of Public Utility Control (“DPUC”) and is also subject to the successful completion of the merger transaction discussed below. A copy of the asset purchase agreement between CWC and Eastern, dated as of June 29, 2007, is attached hereto as Exhibit 99.1 and is hereby incorporated herein by reference.
     Under the asset purchase agreement between NEWUS and H20, NEWUS will pay $10,000 in cash to acquire from H20 the service contracts pursuant to which H20 currently operates 50 water systems owned by third party customers located in Connecticut. H20 will also grant an easement on certain property in Guilford, CT for a price to be determined by a third party appraisal prior to closing. A copy of the asset purchase agreement between NEWUS and H20, is attached hereto as Exhibit 99.2 and is hereby incorporated herein by reference.
     On June 29, 2007, RWA, RWA 21, Ltd., and BIW entered into a merger agreement (the “Merger Agreement”), pursuant to which RWA 21, Ltd. will merge with and into BIW, with BIW continuing as the surviving corporation (the “Merger”). The Merger

     Agreement and the transactions contemplated thereunder are subject to approval by the shareholders of BIW, the Representative Policy Board of the RWA, and the DPUC. The Merger Agreement and the asset purchase agreements described above each provide that the closing of each of the acquisition transactions shall occur simultaneously, after the receipt of all required governmental approvals and the satisfaction or waiver of customary closing conditions.
     On June 29, 2007, CWS, RWA and BIW issued a joint press release describing the merger agreement between RWA and BIW and the two asset purchase agreements described above. A copy of the parties’ jointly issued press release is filed herewith as Exhibit 99.3 and is hereby incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 27, 2007, Trudie M. Edwards, Controller and Principal Accounting Officer, submitted her resignation to Connecticut Water Service, Inc. (the “Company”), effective July 11, 2007. Ms. Edwards has served as Controller and Principal Accounting Officer of the Company since May 15, 2006 and was formerly the Assistant Controller of the Company prior to be being appointed as Controller and Principal Accounting Officer. Ms. Edwards’ resignation was not due to a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01	Financial Statements and Exhibits
     The following are filed herewith as exhibits
     (c) Exhibits

99.1	Asset Purchase Agreement between The Connecticut Water Company and the Eastern Connecticut Regional Water Company, Inc., dated as of June 29, 2007.

99.2	Asset Purchase Agreement between New England Water Utility Services, Inc. and Birmingham H20 Services Inc., dated as of June 29, 2007.

99.3	Joint press release of CWS, RWA and BIW, dated June 29, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CONNECTICUT WATER SERVICE, INC. a Connecticut corporation
Date: July 3, 2007	By:	/s/ David C. Benoit
		Name:	David C. Benoit
		Title:	Vice President -- Finance and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Asset Purchase Agreement between The Connecticut Water Company and the Eastern Connecticut Regional Water Company, Inc., dated as of June 29, 2007.

99.2	Asset Purchase Agreement between New England Water Utility Services, Inc. and Birmingham H20 Services Inc., dated as of June 29, 2007.

99.3	Joint press release of CWS, RWA and BIW, dated June 29, 2007.